Exhibit 6

The depositary, The Bank of New York, represents and certifies the following:

(1)

That it previously has filed a registration statement on Form F-6 [(Japan Telecom Ltd., F-6 File No. 333-10094)] which the Commission declared effective, with terms of deposit identical to the terms of deposit of this registration statement except for the number of foreign securities a Depositary Share represents.

(2)

That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

THE BANK OF NEW YORK,

As Depositary

By: /S/ MICHAEL F. FINCK

       Michael F. Finck

       Managing Director

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